Exhibit 99.1

Nature Medicine Publishes Updated Preliminary Phase 1 Data From Elicio Therapeutic’s AMPLIFY-201 Phase 1 Solid Tumor Study of ELI-002

●	Data showed ELI-002 administered as a monotherapy induced robust, polyfunctional and durable KRAS specific CD4+ and CD8+ T cell responses
●	Tumor biomarker reduction was observed in 84% of patients correlating with a median relapse-free survival of 16.3 months
●	Phase 2 trial of ELI-002 monotherapy in pancreatic ductal adenocarcinoma (“PDAC”) planned to initiate in early 2024

BOSTON, January 9, 2024 – Elicio Therapeutics, Inc. (Nasdaq: ELTX, “Elicio Therapeutics” or “Elicio”), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, today announced the publication of data from the Phase 1 (AMPLIFY-201) study of ELI-002 2P in Nature Medicine.  The paper, “Lymph Node Targeted, mKRAS-specific Amphiphile Vaccine in Pancreatic and Colorectal Cancer: The phase 1 AMPLIFY-201 Trial”, details expanded and updated results originally presented at the 2023 American Society of Clinical Oncology (“ASCO”) Annual Meeting and the 2023 AACR Special Conference on Pancreatic Cancer.

“When tumor DNA or protein persists or recurs after treatment, patients with pancreatic and colorectal cancers are unfortunately not left with many options and are often incurable,” said study author Shubham Pant, M.D., Associate Professor of Gastrointestinal Medical Oncology at The University of Texas MD Anderson Cancer Center. “These are promising early findings from the AMPLIFY-201 study with follow up ongoing.  Most patients reduced their tumor biomarkers with some having complete clearance following treatment with ELI-002.”

Christopher Haqq, M.D., Ph.D., Elicio’s Executive Vice President, Head of Research and Development, and Chief Medical Officer, added, “Our lymph node-targeted cancer vaccine candidate induced direct ex vivo mKRAS-specific T cell responses in 84% of patients, with 59% of patients demonstrating a response with two key types of T cells – helper cells and killer cells. Past studies have not seen this large a fraction of patients respond, this high a magnitude of a response or the expansion of both key populations of T cells. Importantly, these T cell responses were specific to tumor-driver mutant KRAS neoantigens, correlated with reduced risk of relapse and we saw a pool of memory T cells form that we believe hold promise to confer long-term protection.  We look forward to progressing ELI-002 into a randomized phase 2 trial as a monotherapy for patients with PDAC.”

Nature Medicine Publication Highlights

●	The data is as of September 6, 2023, based on 25 patients with solid tumors (20 pancreatic, 5 colorectal) who were positive for minimal residual mKRAS disease after locoregional treatment.
●	Direct ex vivo mKRAS-specific T cell responses were observed in 21/25 patients (84%; 59% both CD4+ and CD8+).
●	Tumor biomarker responses were observed in 21/25 patients (84%) and biomarker clearance in 6/25 patients, as determined by tumor-informed circulating tumor DNA (24%; 3 pancreatic, 3 colorectal).
●	At 8.5 months median follow-up the median RFS of the 25-patient cohort was 16.33 months.
●	Efficacy correlated with T cell response (≥ versus < median: 12.75-fold over baseline):
o	Median tumor biomarker reduction was -76.0% compared to -10.2% in above versus below median T cell responders, respectively (p<0.0014).
o	Median RFS was not reached compared to 4.01 months in above versus below median T cell responders, respectively (HR 0.14, 95% CI 0.03 to 0.63, p=0.0167).
o	Patients with greater than median T cell response had an 86% reduction in the risk of progression or death.
●
The association of RFS with T cell response was not correlated to baseline prognostic variables including tumor stage, recovery from prior cytotoxic therapy as assessed by absolute neutrophil count or immune system subsets such as %CD4+ or %CD8+ of CD3+ lymphocytes.

●	RFS was shorter in patients who began treatment with a low absolute lymphocyte count.
●	No safety concerns were identified, and no dose limiting toxicities and no ≥ grade 3 treatment related adverse events were observed.

About ELI-002
ELI-002 is a structurally novel investigational AMP therapeutic immunotherapy targeting mutant KRAS-driven cancers. KRAS mutations are among the most prevalent human cancers. The seven KRAS driver mutations targeted by the ELI-002 7P formulation are present in 25% of all solid tumors. In particular, 93% of pancreatic ductal adenocarcinoma and 52% of colorectal cancers, those most prevalent in the AMPLIFY-201 study, are positive for KRAS mutations. In addition, 27% of non-small cell lung cancers are positive for KRAS mutations. ELI-002 is comprised of AMP-modified mutant KRAS peptide antigens and ELI-004, an AMP-modified immune-stimulatory oligonucleotide CpG adjuvant available as an off-the-shelf subcutaneous administration. The AMP mKRAS peptides and AMP CpG are targeted to the lymph node where they can potentially enhance the action of key immune cells.

ELI-002 2P is currently being studied in a Phase 1 trial (“AMPLIFY-201”) in patients with high relapse risk mKRAS-driven solid tumors, following surgery and chemotherapy (NCT04853017). ELI-002 7P, is currently being studied in AMPLIFY-7P, a Phase 1/2 trial in patients with high relapse risk mKRAS-driven solid tumors (NCT05726864). The ELI-002 7P formulation is designed to provide immune response coverage against seven of the most common KRAS mutations, thereby increasing the potential patient population for ELI-002 and potentially reducing the chance of bypass resistance mechanisms.

About Elicio Therapeutics
Elicio Therapeutics is a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer. By combining expertise in immunology and immunotherapy, Elicio is engineering investigational Amphiphile (“AMP”) immunotherapies intended to precisely target and fully engage the lymph nodes, the site in our bodies where the immune response is orchestrated. Elicio is engineering lymph node-targeted AMPlifiers, immunomodulators, adjuvants and vaccines for an array of aggressive cancers.

Cautionary Note on Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding Elicio’s planned clinical programs, including planned clinical trials, the potential of Elicio’s product candidates, and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Elicio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, Elicio’s plans to develop and commercialize its product candidates, including ELI-002; the timing of the availability of data from Elicio’s clinical trials; Elicio’s plans to initiate a randomized phase 2 trial studying ELI-002 as a monotherapy in adjuvant PDAC patients early in 2024; and Elicio’s plans to research, develop and commercialize its current and future product candidates.

New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in the current report on Form 8-K that was filed with the SEC on June 2, 2023 and Elicio’s periodic reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law.

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